EXHIBIT 10.53
                                                                   -------------




                                CREDIT AGREEMENT

                            dated as of March 2, 2004

                                  by and among

                             Able Laboratories, Inc.

                                  as Borrower,


                          THE LENDERS SIGNATORY HERETO
                               FROM TIME TO TIME,

                                   as Lenders,

                                       and

                         CITIZENS BANK OF MASSACHUSETTS,

                       as Administrative Agent and Lender

CITIZENS BANK OF MASSACHUSETTS                                  CREDIT AGREEMENT

            This Credit Agreement is made as of the 2nd day of March, 2004, by and between the following parties:

            Able Laboratories, Inc. ( the "Borrower"), a corporation duly organized and existing under the laws of the State of Delaware and having its corporate offices at 200 Highland Avenue, Suite 301, Needham, Massachusetts 02494 and a principal place of business at 6 Hollywood Court, South Plainfield, New Jersey 07080; and

            Citizens Bank of Massachusetts (the "Administrative Agent"), a Massachusetts banking corporation having a principal place of business at 28 State Street, Boston, Massachusetts 02109 for itself, as Lender and as Administrative Agent for Lenders, and any other Lenders signatory hereto from time to time;

in consideration of the mutual covenants and benefits to be derived herefrom.

                                    RECITALS
                                    --------

            WHEREAS, the Borrower and Administrative Agent are parties to a certain Credit Agreement dated October 24, 2002, as amended to date (collectively, as amended, the "Existing Credit Agreement") pursuant to which the Administrative Agent provided to the Borrower a revolving loan commitment of $10,000,000 and a non-restoring equipment and leasehold improvement commitment $10,000,000 (the "Existing Credit Facilities");

            WHEREAS, the Borrower has requested, and the Lenders have agreed to extend to the Borrower, a revolving credit facility of up to $30,000,000 to refinance borrowings under the Existing Credit Facilities and to continue to provide working capital, capital expenditure and letter of credit financing to the Borrower, all under the terms and conditions of this Agreement and the other loan documents executed and delivered in connection herewith;

            WHEREAS, the Borrower shall secure all of its obligations under the revolving credit facility and the loan documents by granting to Administrative Agent, for the benefit of Administrative Agent and Lenders, a security interest in or other lien upon all of its existing and after-acquired assets;

            WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them herein below. All annexes, disclosure schedules, exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

               SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION

            1.1 Definitions. All capitalized terms used in this Agreement, any Related Agreement (as hereinafter defined) or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below.

Administrative Agent shall mean Citizens Bank of Massachusetts or its successor appointed pursuant to Section 10.7.

Advance and Advances means the loans made by the Lenders to the Borrower pursuant to the Revolving Credit Facility.

Affiliate means any person, corporation or other entity which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any Subsidiary.

Agreement means this Credit Agreement, as it may be amended and modified from time to time.

Applicable Margin shall be determined, for computation of the applicable spread to the LIBOR Rate for Revolving Credit Loans and of the applicable Unused Fee, by reference to the following table:

     ---------------------------------------------- ------------------------- -----------------
              Borrower's Leverage Ratio               Applicable Margin for       Unused Fee
               as of computation date:              interest rate computation
     ---------------------------------------------- ------------------------- -----------------
     If Leverage Ratio is less than 1.0:1.0,
     then...                                            125 basis points       25 basis points
     ---------------------------------------------- ------------------------- -----------------
     If Leverage Ratio is equal to or greater than
     1.0:1.0 but less than 2.0:1.0, then...             175 basis points      37.5 basis points
     ---------------------------------------------- ------------------------- -----------------
     If Leverage Ratio is greater than or equal
     to 2.0:1.0, then...                                225 basis points       50 basis points
     ---------------------------------------------- ------------------------- -----------------

     It is agreed and acknowledged that, for purposes of computation of the applicable spread to the LIBOR Rate for Revolving Credit Loans and of the applicable Unused Fee hereunder, the Applicable Margin shall not step down for any improvement in the Borrower's Leverage Ratio occurring after the occurrence of an Event of Default.

Assignment Agreement shall have the meaning assigned to it in Section 10.1 (a).

Borrower shall have the meaning given such term in the Recitals of this Agreement.

Borrower's SEC Documents shall have the meaning given such term in Section 4.3 of this Agreement.

Borrowing Availability shall have the meaning given such term in Section 2.1 of this Agreement.

Business Day means:


          (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

          (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

          (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

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

Capital Assets means assets that in accordance with GAAP are required or permitted to be depreciated or amortized on a balance sheet.

Capital Expenditures means, for any period, the aggregate amount of all expenditures for the acquisition, construction, improvement, replacement or purchase of Capital Assets and Intangible Assets, including, but not limited to, expenditures under Capital Leases.

Capital Leases means capital leases, conditional sales contracts and other title retention agreements relating to the purchase or acquisition of Capital Assets.

Cash Taxes means all income tax liabilities incurred and paid by the Borrower during the applicable period.

Closing Date shall mean the date first set forth in this Agreement.

Collateral shall mean the assets of the Borrower in which the Administrative
     Agent, for the benefit of itself and the Lenders, has been granted a first priority security interest.

Commitment shall mean (a) as to any Lender, the aggregate of such Lender's commitment to make Revolving Credit Loans as set forth on Exhibit A of this Agreement, as such Exhibit A may be amended from time to time, or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders' Commitments, which aggregate commitment shall be Twenty Million Dollars ($20,000,000) on the Closing Date, as such amount may be adjusted or amortized from time to time in accordance with this Agreement.

Commitment Termination Date shall mean March 2, 2007, as such date may be extended in writing from time to time in the Lenders' sole and absolute discretion.

Control shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any person, entity, or corporation deemed to be an Affiliate of the Borrower, and shall be deemed to include any holder of 10% or more of any stock or other interest in the Borrower or in any person, entity or corporation deemed to be an Affiliate of the Borrower, whether such holding is direct or indirect.

Current Maturity of Long-Term Debt ("CMLTD") means the current maturity of long-term Indebtedness paid during the applicable period, including, but not limited to, amounts required to be paid during such period under Capital Leases.

Current Ratio means the ratio of Total Current Assets to Total Current
     Liabilities.

Default shall have the meaning given such term in Section 9 of this Agreement.

Default Rate shall have the meaning given such term in Section 3.4 hereof.

Dividends means, for the applicable period, the aggregate of all amounts paid or payable (without duplication) as dividends, distributions or owner withdrawals, and includes any purchase, redemption or other retirement of any shares or other ownership interest directly or indirectly through a Subsidiary or otherwise and includes return of capital to shareholders, partners or members.

Dollars or "$" shall mean lawful currency of the United States of America.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") means, for the applicable period, income from continuing operations before the payment of Interest and Taxes plus depreciation and amortization determined in accordance with GAAP.

Events of Default shall have the meaning given such term in Section 9 of this Agreement.

Existing Credit Agreement shall have the meaning given such term in the Recitals of this Agreement.

Existing Credit Facilities shall have the meaning given such term in the Recitals of this Agreement.

Fixed Charge Coverage Ratio means, during the applicable period, that quotient equal to (A) the aggregate of (i) EBITDA, minus (ii) the sum of: Dividends, Unfinanced Capital Expenditures, and Cash Taxes; divided by (B) the sum of
     (i) Interest and (ii) Current Maturity of Long-Term Debt; that is,


       EBITDA - (Dividends + Unfinanced Capital Expenditures + Cash Taxes)
                                Interest + CMLTD

Generally Accepted Accounting Principles ("GAAP") means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance with Section 8 of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Section 6.1 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Administrative Agent.

Hedging Obligations means all liabilities of the Borrower to the Administrative
     Agent or any Lender under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

Indebtedness means all obligations that in accordance with GAAP should be classified as liabilities upon a balance sheet.

Indemnified Person shall have the meaning given that term in Section 11.6 of this Agreement.

Intangible Assets means the sum of Indebtedness due from Affiliates, Subsidiaries, officers, directors or shareholders, plus assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights, and "soft assets" such as amounts due from officers, employees, stockholders, affiliates and related parties.

Interest means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

Interest Payment Date means: (a) as to any Prime Rate Loan the first monthly anniversary date which follows the date such Prime Rate Loan was advanced by the Bank and on the like day of each calendar month thereafter; (b) as to any LIBOR Rate Loan: (i) relative to any LIBOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and

     (ii) as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

Interest Period means:

            for any Prime Rate Loan, consecutive periods of one (1) day each;

            for any LIBOR Rate Loan,

            (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to
                        Section 3.1 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or, if available, nine months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Sections 3.1; and

            (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or, if available, nine months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

            provided, however, that:


            (a) the Borrower shall not be permitted to select Interest Periods for Advances to be in effect at any one time which have expiration dates occurring on more than eight
                        (8) different dates;

            (b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same Advance under this Agreement shall be of the same duration;

            (c) Interest Periods for LIBOR Rate Loans in connection with which Borrower has entered into a Hedging Obligation with the Administrative Agent shall be of the same duration as the relevant periods set under such Hedging Obligation;

            (d) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

            (e) no Interest Period may end later than the Commitment Termination Date with respect to the Revolving Credit Facility.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

IRS shall mean the Internal Revenue Service, or any successor thereto.

L/C Commitment shall mean with respect to each Lender the amount of a Letter of Credit equal to the product obtained by multiplying the face amount of the Letter of Credit by such Lender's Pro Rata Share of the aggregate Revolving Loan Commitment.

L/C Notice shall have the meaning assigned to it in Section 2.6(a).

L/C Participant shall have the meaning assigned to it in Section 2.6(a).

L/C Participation shall have the meaning assigned to it in Section 2.6(a).

Lenders shall mean Citizens Bank of Massachusetts, the other Lenders named on the signature page of the Agreement, and, if any such Lender shall decide to assign all or any portion of their Commitment, such term shall include such assignee.

Letters of Credit shall mean Letters of Credit of the Administrative Agent issued for the account of the Borrower in accordance with the provisions of
     Section 2.6.

Letter of Credit Commission Fee Rate shall mean the annual percentage rate equal to the then Applicable LIBOR Margin.

Letter of Credit Participation Amount shall have the meaning assigned to it in
     Section 2.6(c).

Leverage Ratio means, as of the applicable measurement date, that quotient equal to Total Funded Debt, divided by EBITDA for the trailing twelve (12) month period ending on the measurement date.

LIBOR Rate means relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period.

LIBOR Rate Loan means any Loan or Advance the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR Lending Rate means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

                        LIBOR Lending Rate = LIBOR RATE
                        (1.00 - LIBOR Reserve Percentage)

LIBOR Rate Loan Prepayment Fee shall have the meaning given that term in Section
     3.2(b) of this Agreement.

LIBOR Reserve Percentage means, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

London Banking Day means a day on which dealings in US dollar deposits are transacted in the London interbank market.

Loan or Loans means, collectively, any Advances made pursuant to the Revolving
     Credit Facility.

Loan Account shall have the meaning given that term in Section 2.3 of this Agreement.

Loan Request shall have the meaning given that term in Section 3.1(a) of this Agreement.

Maximum Amount shall mean, at any particular time, the aggregate amount equal to the Revolving Loan Commitment of all Lenders.

Net Income means the net income (or loss, expressed as a negative number) realized during a fiscal year, after all Taxes actually paid or accrued and all expenses and other charges, determined in accordance with GAAP.

Non-Consenting Lender shall have the meaning assigned to it in Section 11.11(d).

Non-Funding Lender shall have the meaning assigned to it in Section 10.9(d).

Notes means the Revolving Credit Notes, collectively, made by the Borrower and delivered to the Lenders, as provided in this Agreement.

Notice of Rate Selection shall have the meaning given that term in Section
     3.1(b) of this Agreement.

Other Lender shall have the meaning assigned to it in Section 10.9(d).

Permitted Liens shall have the meaning given that term in Section 4.11 of this Agreement.

Prime Rate means the variable per annum rate of interest so designated from time to time by the Administrative Agent as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any borrower. Changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind.

Prime Rate Loan means any loan or Advance the rate of interest applicable to which is based upon the Prime Rate.

Proposed Change shall have the meaning assigned to it in Section 11.11(d).

Pro Rata Share shall mean, with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment of that Lender, by
     (ii) the Revolving Loan Commitments of all Lenders, as such percentages may be adjusted by assignments permitted pursuant to Section 10.1.

Related Agreements means the Notes, the Security Agreement, various documents, instruments and agreements delivered by the Borrower to the Bank in connection with the Revolving Credit Facility.

Requisite Lenders shall mean Lenders with an aggregate of not less than 100% of the Commitments.

Revolving Credit Facility shall have the meaning given that term in Section 2.1 of this Agreement.

Revolving Loan Commitment shall mean the aggregate Commitment of all Lenders to make Advances, which aggregate Commitment shall be Twenty Million Dollars ($20,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement. The Revolving Loan Commitment of all Lenders may be increased to Thirty Million Dollars ($30,000,000) upon the written request of the Borrower, subject to credit approval by the Lenders and such terms, conditions, limitations, and restrictions as the Lenders may require.

Revolving Loans means Advances made by the Lenders to the Borrower pursuant to the Revolving Credit Facility established pursuant to this Agreement.

Security Agreement shall mean each Security Agreement, entered into between Administrative Agent, on behalf of itself and Lenders, and the Borrower on the Closing Date.

Subordinated Debt means Indebtedness subordinated in writing in a manner approved by the Administrative Agent to the prior payment, in full, of the Notes, as more fully set forth on Schedule 5.1(e).

Subsidiary means any corporation, person or entity, a majority of whose outstanding shares or other ownership interests having ordinary voting powers, shall at any time be owned or Controlled by the Borrower or one or more of its Subsidiaries.

Tangible Capital Base means, for the applicable period, Tangible Net Worth plus
     Subordinated Debt.

Tangible Net Worth means, for the applicable period, stockholders' equity, minus
     Intangible Assets.

Taxes means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, unemployment and social security taxes, which are imposed by any governmental authority, and such item shall include any interest, penalties or additions to tax attributable thereto, but excluding taxes imposed on or measured by the Administrative Agent's net income or receipts.

Total Assets means total assets determined in accordance with GAAP.

Total Current Assets means total current assets determined in accordance with GAAP.

Total Current Liabilities means total current Indebtedness determined in accordance with GAAP.

Total Liabilities means total Indebtedness determined in accordance with GAAP.

Total Funded Debt shall mean the aggregate of all amounts outstanding under all Indebtedness including, but not limited to, any Capital Leases and the Revolving Credit Facility.

Unfinanced Capital Expenditures means, for any period, Capital Expenditures not evidenced by long term Indebtedness, plus the aggregate amount of all long term Indebtedness prepaid during such period.

Uniform Commercial Code ("UCC") means the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts (Massachusetts General Laws, Chapter 106, ss.ss.1-101, et. seq.).

Unused Fee shall have the meaning given such term in Section 2.7 of this Agreement.

            1.2 Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by GAAP applied on a basis consistent with the financial statements referred to in Section 4.3 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein.

            1.3 Rules of Interpretation. The following rules of interpretation shall govern this Agreement:

     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

     (b)  The singular includes the plural and the plural includes the singular.

     (c) A reference to any law includes any amendment or modification to such law.

     (d) A reference to any person includes its permitted successors and permitted assigns.

     (e)  The words "include", "includes" and "including" are not limiting.

     (f) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC have the meanings assigned to them therein.

     (g) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

     (h) The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     (i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                    SECTION 2. THE REVOLVING CREDIT FACILITY

            2.1  The Revolving Credit Facility.

            (a) Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 5 hereof, the Lenders agree to make available to the Borrower from time to time until the Commitment Termination Date, and the Borrower may borrow from the Lenders, Advances for working capital purposes, capital expenditures and general corporate purposes not to exceed the Revolving Loan Commitment, less in each instance the aggregate amount any Letters of Credit issued for the benefit of the Borrower, it being acknowledged and agreed that the aggregate face amount of any such Letters of Credit shall not exceed Seven Million Dollars ($7,000,000) in the aggregate at any one time (hereinafter, referred to as the "Revolving Credit Facility"). If any Advances are made during the period from the date hereof until the Commitment Termination Date, unless an Event of Default occurs, the Borrower may borrow, repay and reborrow in accordance with this Agreement. Requests for Advances shall be made pursuant to Section 3.1 of this Agreement.

            (b) The Pro Rata Share of the Revolving Credit Facility of any Lender shall not at any time exceed its separate Commitment. The obligations of each Lender hereunder shall be several and not joint. The aggregate amount of Advances outstanding shall not exceed at any time the Maximum Amount less the amount of the Letter of Credits outstanding at such time (the "Borrowing Availability"). The Borrower shall make payments of principal from time to time under the Revolving Credit Facility so that the aggregate amount of Advances does not at any time exceed the then Borrowing Availability.

            (c) The Revolving Credit Facility shall be evidenced by the Notes executed and delivered by the Borrower to each Lender to evidence the Commitment of each such Lender. Each Note shall be in the principal amount of the Commitment applicable to the Lender. At the Closing, the initial Revolving Loan Commitment shall be evidenced by Notes in substantially the form of Exhibit B, annexed hereto, with subsequent increases in the Revolving Loan Commitment evidenced by a Note in substantially the form of Exhibit B(i), annexed hereto. Each Note shall represent the obligation of the Borrower to pay the amount of each Lender's Commitment or, if less, the applicable Lender's Pro Rata Share of the aggregate unpaid principal amount of all Advances to Borrower together with interest thereon as prescribed in Section 2.2. The entire unpaid balance of the aggregate Revolving Credit Facility and all other obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

            2.2 Interest on Advances. Except as otherwise provided in Section 3.4, Advances made pursuant to the Revolving Credit Facility shall bear interest at the per annum rate during each Interest Period at the rate selected by the Borrower from the interest rate options provided below:

                        (a) To the extent that an Advance under the Revolving
            Credit Facility bears interest by reference to the Prime Rate, as may be selected by the Borrower in accordance with Section 3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the Prime Rate as then in effect; and

                        (b) To the extent that an Advance under the Revolving
            Credit Facility bears interest by reference to either the LIBOR Rate, as may be selected by the Borrower in accordance with Section
            3.1 hereof, such Advance shall bear interest during the applicable Interest Period at a per annum rate equal to the aggregate of the LIBOR Rate as then in effect, plus the Applicable Margin.

            2.3 Payments of Principal and Interest. Interest accruing on Advances made under the Notes shall be payable in arrears on each Interest Payment Date. If not sooner paid, all principal and all accrued and unpaid interest and costs thereon shall be paid in full and satisfied on the earlier of: (i) the Commitment Termination Date; or (ii) the occurrence of an Event of Default hereunder. Borrower shall make each payment not later than 2:00 p.m. (Boston, Massachusetts time) on the day when due in immediately available funds in Dollars to the Administrative Agent unless Administrative Agent has automatically debited such payments against Borrower's account(s) with Administrative Agent. For purposes of computing interest and fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefore in the collection account maintained by the Administrative Agent prior to 2:00 p.m. Boston, Massachusetts time. Payments received after 2:00 p.m. Boston, Massachusetts time on any Business Day shall be deemed to have been received on the following Business Day. Administrative Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Revolving Credit Facility or any other obligations. All entries in the Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Administrative Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrower's duty to pay the obligations. Administrative Agent shall render to Borrower a monthly accounting of transactions with respect to the Advances setting forth the balance of the Loan Account as to Borrower. Unless Borrower notifies Administrative Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

            2.4  Prepayments.

            (a) Voluntary Prepayments. The Borrower may at any time on at least ten (10) days' prior written notice by Borrower to Administrative Agent terminate the Revolving Credit Facility; provided that upon such termination, all Advances and other obligations owed hereunder or under any Related Agreements shall be immediately due and payable in full. Any such termination of the Revolving Loan Commitment must be accompanied by the payment of any LIBOR Loan funding breakage costs in accordance with Section 3.2. Upon any such prepayment and termination of the Revolving Credit Facility, the Borrower's right to request Advances shall simultaneously be terminated.

            (b) Mandatory Prepayments. If, at any time, the aggregate principal amount of all Advances made and outstanding under the Revolving Credit Facility shall exceed the Borrowing Availability, the Borrower shall immediately prepay so much of the outstanding principal balance, together with accrued interest on the portion of principal so prepaid, as shall be necessary in order that the unpaid principal balance of all Advances outstanding under the Revolving Credit Facility, after giving effect to such prepayments, shall not be in excess of the Borrowing Availability. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Administrative Agent and arising out of this Agreement, the Notes or any Related Agreement and which has not been paid or reimbursed to the Administrative Agent, second to accrued interest to the date of the prepayment, and third to the outstanding principal under the Revolving Credit Facility. Furthermore, the Borrower shall be required to immediately prepay the balance of the Revolving Credit Facility with at least fifty (50%) percent of the net proceeds realized by the Borrower resulting from either: (a) any voluntary sale or other disposition of its assets outside the ordinary course of business (unless otherwise reinvested with the written permission of the Administrative Agent), or (b) any insurance recovery to the extent that such insurance proceeds are not used to restore the casualty suffered within one hundred eighty (180) days of incurring such casualty.

            2.5. Application and Allocation of Payments.

            (a) So long as no Event of Default shall have occurred and be continuing, (i) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 2.4(a); and (iv) mandatory prepayments shall be applied as set forth in Section 2.4(b). As to each other payment, and as to all payments made when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the obligations of Borrower as Administrative Agent may deem advisable notwithstanding any previous entry by Administrative Agent in the Loan Account or any other books and records. In the absence of a specific determination by Administrative Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to fees and Administrative Agent's expenses reimbursable hereunder; (2) to interest on the Revolving Credit Facility; (3) to principal payments on the Revolving Credit Facility; and (4) to all other obligations including expenses of Lenders to the extent reimbursable hereunder.

            (b) Administrative Agent is authorized to, and at its sole election may, charge to the Revolving Credit facility balance on behalf of Borrower and cause to be paid all fees, expenses, charges, costs (including insurance premiums) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other loan documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the aggregate Revolving Credit Facility to exceed Borrowing Availability. At Administrative Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Credit Facility hereunder.

            2.6  Letters of Credit.

            (a) Subject to the terms of this Agreement, so long as there has not theretofore occurred an Event of Default, the Borrower may request that the Administrative Agent issue Letters of Credit on the Borrower's account for purposes reasonably acceptable to the Administrative Agent, provided that: (a) such Letters of Credit not to exceed Seven Million Dollars ($7,000,000.00) in the aggregate at any one time; (b) the sum of the outstanding Letters of Credit and the aggregate principal amount of all Advances outstanding under the Revolving Credit Facility shall not exceed the Maximum Amount. All Letters of Credit issued by the Administrative Agent in favor of the Borrower and outstanding on the date of this Agreement shall be deemed to be Letters of Credit issued and outstanding under this Agreement. The Borrower may request that the Administrative Agent issue a Letter of Credit by written notice (the "L/C Notice") given to the Administrative Agent not less than two (2) Business Days prior to the proposed date of issuance of such Letter of Credit. The L/C Notice shall specify the proposed date of issuance and the beneficiary and amount of such Letter of Credit, and shall be accompanied by a letter of credit application completed to the satisfaction of, and with such amendments and modifications as may be deemed necessary by, the Administrative Agent. The Administrative Agent shall notify the Lenders on a monthly basis and report the issuance or any amendment or extension of any Letter of Credit. Immediately upon the issuance by the Administrative Agent of any Letter of Credit, the Administrative Agent shall be deemed to have sold to each Lender (each such Lender, in its capacity under this Section 2.6, an "L/C Participant"), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation (each an "L/C Participation") equal to such L/C Participant's Commitment in such Letter of Credit, any substitute Letter of Credit, each draw made thereunder and the obligations of the Borrower under the loan documents with respect thereto, and any security therefor or any pertaining thereto. In determining whether to pay under any Letter of Credit, the Administrative Agent shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted to be taken in the absence of gross negligence or willful misconduct, shall not create for the Administrative Agent any resulting liability.

            (b) The Borrower hereby agrees to reimburse the Administrative Agent, for the ratable accounts of the Lenders, for all draws made under such Letters of Credit, plus interest and costs including attorneys fees. Each Letter of Credit request shall be accompanied by an application completed by the Borrower to the satisfaction of the Administrative Agent whereby the Borrower will agree, among other things, to reimburse the Administrative Agent for any draws made with respect to such Letters of Credit, plus all interest and costs. Any unpaid reimbursement obligations may, at the Administrative Agent's discretion, be repaid by an Advance under the Revolving Credit Facility hereunder.

            (c) Each such Letter of Credit issued by the Administrative Agent shall expire no later than thirty (30) days prior to the Commitment Termination Date and shall be subject to the Uniform Customs Practice for Documentary Credits ICC Pub. No. 500 and International Standby Practices (ISP 98) promulgated by the Institute of International Banking Law & Practice. Upon the occurrence of an Event of Default or in the event of any outstanding Letters of Credit within thirty (30)days of the Commitment Termination Date, the Borrower shall, at the Administrative Agent's request, provide the Administrative Agent with cash collateral to secure the Borrower's reimbursement obligations in an amount equal to the face amount of all such outstanding Letters of Credit, plus ten percent (10%). If prior to the time a Loan would have otherwise been made pursuant to this Section, one of the events described in Section 9.1 (g) or (h) below shall have occurred and be continuing, each Lender shall, on the date such Advance was to have been made pursuant to the provisions of Section 2.6(a) above, purchase an undivided participating interest in an amount equal to (i) such Lender's Pro Rata Share of the Revolving Loan Commitment times (ii) the aggregate principal amount of the reimbursement amount then outstanding which was to have been repaid with such Advance (the "Letter of Credit Participation Amount"). On the reimbursement date, each Lender shall transfer to the Administrative Agent, in immediately available funds, such Lender's Letter of Credit Participation Amount and upon receipt thereof the Administrative Agent shall deliver to such Lender a Letter of Credit Loan Participation Certificate dated the date of the Lender's receipt of such funds and in such Letter of Credit Participation Amount.

            (d) The Borrower shall pay the Administrative Agent, for the ratable benefit of the L/C Participants, customary Letter of Credit issuance, renewal and extension fees as and when assessed by the Administrative Agent from time to time. The fee for issuance and annual renewal or extension of any Letter of Credit shall be determined by multiplying the face amount of the subject Letter of Credit times the Letter of Credit Commission Fee Rate.

            (e) The Administrative Agent shall be entitled to rely on any letter of credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement or order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon the advice and statements of legal counsel, independent accountants and other experts as selected by the Administrative Agent. It is understood and agreed that the Administrative Agent shall not have any liability for, and that the Borrower assume all responsibility for: (a) the genuineness of any signature; (b) the form, correctness, validity, sufficiency, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the person signing the same; (c) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit or otherwise to comply with the terms and conditions of a Letter of Credit; (d) the good faith or acts of any person other than the Administrative Agent and its agents and employees;
(e) the existence, form, sufficiency or breach of or default under any agreement or instrument of any nature whatsoever; (f) any delay in giving or failure to give any notice, demand or protest; and (g) any error, omission, delay in or non-delivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Administrative Agent in its sole discretion, which determination shall be conclusive and binding upon the Borrower. It is agreed that the Administrative Agent may honor, as complying with the terms of the Letters of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Administrative Agent under or in connection with the

Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Administrative Agent may reasonably deem to be applicable, shall be binding upon the Borrower, shall not place the Administrative Agent or the Lenders under any liability to the Borrower, and shall not affect, impair or prevent the vesting of any of the Administrative Agent's or the Lenders' rights or powers hereunder or the Borrower' obligation to make full reimbursement. The Borrower's obligations for all Letters of Credit issued on its account shall be absolute and unconditional under any and all circumstances irrespective of the occurrence of any Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent or any beneficiary under a Letter of Credit issued by the Administrative Agent on the Borrower's account. The Borrower further agrees that any action taken or omitted by the Administrative Agent under or in connection with any letter of credit issued on account of the Borrower and any related drafts and documents shall, absent the Administrative Agent's gross negligence or willful misconduct, be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent.

            2.7 Unused Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders a fee (the "Unused Fee") on all unused amounts on the Revolving Credit Facility. The Unused Fee shall be computed by multiplying the Applicable Margin (determined as set forth for computation of the Unused Fee as of the payment date in the definition of the Applicable Margin set forth above) against the difference of the Maximum Amount, less the aggregate of the: (i) average daily balance of Advances outstanding on the Revolving Credit Facility during such preceding quarter, plus (ii) the average of all outstanding Letters of Credit for such quarter. The Unused Fee shall be payable quarterly in arrears commencing on April 1, 2004 and on the first day of each successive quarter thereafter and upon the Commitment Termination Date, with the Unused Fee being in consideration of the Advances made hereunder and being deemed earned as incurred.


            SECTION 3. CERTAIN GENERAL PROVISIONS RELATING TO ADVANCES

            3.1  Loan Requests, Selection of Interest Rates, and Rate
Conversions.


            (a) The Borrower shall give the Administrative Agent written notice of a request for an Advance (each a "Loan Request") under the Revolving Credit Facility on any Business Day, such notice being in the form of Exhibit C annexed hereto (or telephonic notice immediately confirmed in a writing in the form of Exhibit C hereto). The Loan Request for each Advance requested hereunder shall be given (a) no later than 10:00 a.m. (New York time) on the proposed Advance date for any Prime Rate Loan, and (b) no later than 10:00 a.m. (New York time) at least three (3) Business Days prior to the proposed Advance (nor more than five (5) Business Days before the proposed Advance) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan. Each such Loan Request shall specify whether the Loan is to be made under the Revolving Credit Facility and shall specify: (i) the principal amount of the Advance requested, (ii) the proposed interest rate applicable to such Advance, and (iii) if any such Advance is a LIBOR Rate Loan, the Interest Period applicable for such Advance. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Advance requested from the Administrative Agent. On the terms and subject to the conditions of this Agreement, each Advance shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its Loan Request.

(b) In the case of an Advance already made, the Borrower shall give the Administrative Agent written notice of an interest rate selection (each a "Notice of Rate Selection") in the form of Exhibit D annexed hereto) (or telephonic notice immediately confirmed in a writing in the form of

Exhibit D annexed hereto) as follows: (i) for any Prime Rate Loan, no later than 10:00 a.m. (New York time) on the day prior to the last day of the Interest Period; and (ii) for any LIBOR Rate Loan or LIBOR Advantage Rate Loan, no later than 10:00 a.m. (New York time) three (3) Business Days prior to the last day of the Interest Period. Each such notice shall specify the duration of the selected Interest Period. Each interest rate selection shall be irrevocable and binding on the Borrower.

            (c) LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional Interest Period or may be converted to a Prime Rate Loan or other interest rate as may be selected by the Borrower from the options and in accordance with the terms of this Agreement.

            (d) By delivering a continuation/conversion notice to the Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than three (3) nor more than five (5) Business Days' notice, that all, or any portion of any LIBOR Rate Loan be converted on the last day of an Interest Period into either a LIBOR Rate Loan with a different Interest Period, or converted to a Prime Rate Loan, or continued on the last day of an Interest Period as either a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Prime Rate.

            (e) If the Borrower fails or neglects to select an interest rate option in accordance with the foregoing prior to the expiration of any Interest Period, or by 10:00 a.m. (New York time) three (3) Business Days prior to the last day of the applicable Interest Period in the case of a LIBOR Rate Loan, or if the LIBOR Rate is unavailable for any reason whatsoever, the interest rate selected shall be deemed a Prime Rate Loan, and on the last day of the applicable Interest Period of any LIBOR Rate Loan, such LIBOR Rate Loan shall be deemed converted to a Prime Rate Loan.

            (f) Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each case, the Borrower waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice of rate selection in the absence of manifest error.


            3.2  Prepayments.

            (a) The Borrower may prepay any Prime Rate Loan outstanding under the Revolving Credit Facility, in whole or in part, at any time, without penalty or premium.

            (b) LIBOR Rate Loans in connection with which the Borrower has entered into Hedging Obligations with the Administrative Agent may not be prepaid unless the related Hedging Obligation is also terminated and any resulting breakage charges are paid; other LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. The Borrower shall give the Administrative Agent, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. The Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Administrative Agent incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Administrative Agent pursuant to the following formula:

               (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

               (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.
                    If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

               (iii) the amount of the LIBOR Rate Loan being prepaid.

                    The resulting amount shall be divided by:

               (iv) 360
                    and multiplied by:
               (v) the number of days remaining in the Interest Period as to which the prepayment is being made.

                    Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid.

                    The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.


            (c) If by reason of an Event of Default the Administrative Agent elects to declare any Loan(s) to be immediately due and payable, then any yield maintenance fee with respect to such Loan(s) shall become due and payable in the same manner as though the Borrower had exercised such right of prepayment. Any prepayment hereunder will be applied first to the payment of all accrued interest to the date of the prepayment and the remainder to the outstanding principal. Further, in the case of any prepayments of the Notes which do not simply represent the conversion of a LIBOR Rate Loan to a Prime Rate Loan, any amounts applied against principal shall be applied against scheduled installments of principal due thereon in the inverse order of maturity.

            3.3 Late Charge. The Administrative Agent may collect a late charge not to exceed five percent (5.0%) of any installment of principal or interest on any Loan, or of any other amount due to the Administrative Agent which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to defray the cost and extra expense involved in handling such delinquent payment and the increased risk of non-collection. In all events, the minimum late charge shall be $35.00.

            3.4 Default Interest Rate. Upon the occurrence of an Event of Default or after maturity or after judgment has been rendered on the Notes, the unpaid principal balance of any one or more of such Notes, at the option of the Administrative Agent, shall bear interest at a rate which is the lesser of (i) two (2) percentage points per annum greater than the Prime Rate or (ii) the maximum interest rate permitted by law (the "Default Rate") and the Borrower's right to select pricing options shall cease. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Administrative Agent as compensation for fees, services or expenses incidental to the making, negotiating or collection of any Advance evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Administrative Agent to the Borrower, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal.

            3.5 Computations. All computations of interest on the Advances shall, unless otherwise expressly provided herein, be made as follows:

               (a) for Prime Rate Loans, on the basis of a three hundred sixty five or sixty six (365/366)-day year and actual days elapsed; and

               (b)  for LIBOR Rate Loans, on the basis of a three hundred sixty
                    (360)-day year and actual days elapsed

            3.6 Authorization to Charge Account. The Administrative Agent is authorized to and shall charge principal and interest and all other amounts due hereunder and under the Notes to any account of the Borrower when and as it becomes due.

            3.7  Certain Provisions Relating to LIBOR Rate Loans.

            (a) Each LIBOR Rate Loan shall be made in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and integral multiples of Ten Thousand Dollars ($10,000.00).


            (b) The Borrower shall not be permitted to convert any Advance to a LIBOR Rate Loan after an Event of Default and during the continuance thereof.

            (c) If the Administrative Agent shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central Administrative Agent or other governmental authority asserts that it is unlawful, for the Administrative Agent to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Administrative Agent to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

            (d) If the Administrative Agent shall have determined that:

            (i) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in the London interAdministrative Agent market;

            (ii) by reason of circumstances affecting the Administrative Agent in the London interAdministrative Agent, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

            (iii) LIBOR no longer adequately reflects the Administrative Agent's cost of funding loans;

then, upon notice from the Administrative Agent to the Borrower, the obligations of the Administrative Agent under this Agreement to make or continue any Advances as, or to convert any Advances into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist.

            (e) In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Administrative Agent (without duplication) for any increase in the cost to the Administrative Agent, or reduction in the amount of any sum receivable by the Administrative Agent, in respect, or as a result of:

            (i) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.7(c), 3.7(d) or otherwise;

            (ii) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

            (iii) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

            (iv) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Administrative Agent) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto;

The Administrative Agent shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Administrative Agent for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Administrative Agent within thirty (30) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Administrative Agent does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Administrative Agent. The Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Administrative Agent elects to purchase, sell and/or match funds.

            (f) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central Administrative Agent or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent with any request or directive (whether or not having the force of law) of any such authority, central Administrative Agent or comparable agency:

            (i) shall subject the Administrative Agent to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Administrative Agent of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Administrative Agent or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Administrative Agent is organized or in which the Administrative Agent's principal executive office is located); or

            (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Administrative Agent or shall impose on the Administrative Agent or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Administrative Agent of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Administrative Agent under this Agreement with respect thereto, by an amount deemed by the Administrative Agent to be material, then, within thirty (30) days after demand by the Administrative Agent, the Borrower shall pay to the Administrative Agent such additional amount or amounts as will compensate the Administrative Agent for such increased cost or reduction. A certificate as to the amount of the increase shall be submitted by the Administrative Agent to the Borrower. The Administrative Agent shall allocate the effect of such increase in cost among its customers in good faith.

            (g) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central Administrative Agent, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Administrative Agent, or person controlling the Administrative Agent, and the Administrative Agent determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the loans made by the Administrative Agent is reduced to a level below that which the Administrative Agent or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon ten (10) days notice from time to time by the Administrative Agent to the Borrower, the Borrower shall immediately pay directly to the Administrative Agent additional amounts sufficient to compensate the Administrative Agent or such controlling person for such reduction in rate of return. A statement of the Administrative Agent as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Administrative Agent may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable. The Administrative Agent shall allocate the effect of such reduction among its customers in good faith.

            (h) All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes. In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

            (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

            (iii) pay to the Administrative Agent such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent will equal the full amount the Administrative Agent would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent with respect to any payment received by the Administrative Agent hereunder, the Administrative Agent may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Administrative Agent after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Administrative Agent would have received had not such Taxes been asserted. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent as a result of any such failure.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

            The Borrower hereby represents and warrants to the Administrative Agent and the Lenders (which representations and warranties will survive the delivery of the Notes and this Agreement and the making of any Advances until the Notes are fully paid and this Agreement is terminated) that:

            4.1 Existence and Power. (a) The Borrower is and will continue to be, duly organized and validly existing and in good standing under the laws of the State of Delaware; (b) the Borrower's federal employer identification number is: 04-3029787; (c) the Borrower is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (d) the Borrower has the power to execute and deliver this Agreement, the Notes, the Related Agreements and to borrow hereunder; and
(e) the Borrower has all requisite permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

            4.2 Authority. The making and performance by the Borrower of this Agreement and the Related Agreements has been authorized by all necessary corporate action. The execution and delivery of this Agreement, the Notes and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, (a) are within its powers, (b) will not violate any provision of law or of its organizational documents, or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than those with the Administrative Agent) or other agreement or instrument to which the Borrower is a party. Except as provided in Schedule 4.2, no approval, authorization, consent or other order of or registration or filing with any person, entity or governmental body is required in connection with the making and performance of this Agreement, the Notes or the Related Agreements.

            4.3 Financial Condition. The financial statements contained in the Borrower's Annual Report on Form 10-K for the year ended December 31, 2002 and in the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 as filed with the U.S. Securities and Exchange Commission (the "Borrower's SEC Documents"), heretofore delivered to the Administrative Agent, were prepared in conformity with GAAP except, in respect of interim statements, with respect solely to footnotes and subject to customary year-end adjustments and fairly present the financial condition and the results of operations of the Borrower for the periods and as of the dates thereof. There are no direct or contingent liabilities not disclosed in the Borrower's SEC Documents that would be required to be disclosed under GAAP in such statements or in Schedule 4.3 hereto. Since the date of the latest financial statement delivered to the Administrative Agent, there has been no material adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower and other than the stated dividend on the Series Q Preferred Stock, no Dividends have been declared or made to shareholders.

            4.4 Information Complete. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all material respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

            4.5 Statutory Compliance. The Borrower is in material compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

            4.6 Litigation. Except such as are disclosed in Schedule 4.6 hereto, no proceedings by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Borrower or any of its officers, threatened against it the outcome of which would have a material adverse effect.

            4.7 Subsidiaries, Affiliates. The Borrower has no Subsidiaries or Affiliates other than those shown on Schedule 4.7 attached hereto, and the Borrower has not otherwise invested in the stock, common or preferred, or invested in any other ownership interest of any corporation or other entity and there are no fixed, contingent or other obligations on the part of the Borrower to issue any additional shares of its capital stock or other ownership interests, except as reflected in the Borrower's SEC Documents.

            4.8 Events of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of a notice specified therein, would constitute such an Event of Default.

            4.9 Use of Proceeds. The Borrower shall use the proceeds of each Advance under the Revolving Credit Facility for refinancing existing indebtedness, general working capital, purchasing equipment, financing leasehold improvements, making acquisitions as provided herein; provided, however, that no part of such proceeds will be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

            4.10 Validity. This Agreement, the Notes and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower in accordance with the terms of each.

            4.11 Title to Property. The Borrower has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, security interest, encumbrance or other charge, except those, if any, set forth in
Schedule 4.11 hereto (the "Permitted Liens").

            4.12  Taxes.

            (a) The reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto is at least equal to the amount of the unpaid Taxes of the Borrower plus the amount of any unpaid Taxes for which the Borrower is liable under Treas. Reg. section 1.1502-6, or as a transferee of the assets of, or successor to, any person, other than Borrower and its Subsidiaries. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon the properties or assets of the Borrower.

            (b) All material federal, state, local and foreign income, corporation and other tax returns have been filed for Borrower, and all other material filings in respect of Taxes have been made for Borrower, for all periods through and including the date of this Agreement as required by applicable law. All Taxes shown as due on all such tax returns and other filings have been paid.

            (c) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Borrower, are correct and in compliance with the Internal Revenue Code and the regulations thereunder.

            4.13 Business Name. The Borrower conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule 4.13 hereto.

            4.14 Locations. All books and records relating to the Borrower's assets are located at the Borrower's chief executive offices as set forth above and its other places and locations, where its assets are located, are as set forth on Schedule 4.14 hereto.

            4.15 Capitalization. The authorized capital stock of the Borrower consists of 25,000,000 shares of Common Stock, $.01 par value per share, _________________ of which was issued and outstanding as of ______________, 2003, and 10,000,000 shares of Preferred Stock, $.01 par value per share, ________ of which were issued and outstanding as of ________________, 2003. All of such shares (i) are validly issued, fully paid and nonassessable and (ii) are free of preemptive rights. The issued and outstanding capital stock of the Borrower is as set forth in the Borrower's SEC Documents. Except as set forth in the Borrower's SEC Documents, there are no shares of capital stock of the Borrower held in the treasury and no shares of capital stock of the Borrower are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Except as set forth in the Borrower's SEC Documents, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Borrower issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Borrower, or any Affiliates to cause the Borrower, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Borrower. Except as set forth in the Borrower's SEC Documents, there are no outstanding contractual obligations the Borrower which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Borrower or the management or operation of the Borrower. Except as set forth in the Borrower's SEC Documents, no person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Borrower or any component or portion thereof, or any increase or decrease in any of the foregoing.

            4.16 Sufficiency of Assets. To the best of the Borrower's knowledge, all of the tangible assets and properties of the Borrower, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. To the best of the Borrower's knowledge, the Borrower owns or has a right to use all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted. Such assets, properties and rights were sufficient to produce the income for the fiscal year ended December 31, 2001, as shown on the financial statements previously submitted to the Administrative Agent.

            4.17 Notices of Environmental Problems. The Borrower and any tenants of the Borrower have not given nor have they received, any notice that: (a) there has been a release, or there is a threat of release, of toxic substances or hazardous wastes from any real property owned or operated by the Borrower;
(b) the Borrower or any tenants of the Borrower may be or is liable for the costs of cleaning up or responding to a release of any toxic substances or hazardous wastes; or (c) any of such real property is subject to a lien for any liability arising from costs incurred in response to a release of toxic substances or hazardous wastes.

            4.18 Intellectual Property. A true and complete list of all of the trademarks, tradenames, service marks, patents and copyrights (including any registrations of or pending applications for any of the foregoing) currently used by the Borrower in the conduct of its business is disclosed on Schedule
4.18 annexed. The Borrower represents that except as disclosed in the Borrower SEC Documents and except for any such matters as would not be likely to have a material adverse effect on the Borrower's business as a whole:

            (a) all of its intellectual property is owned or licensed by the Borrower free and clear of all liens, and the Borrower has not granted any license or agreed to pay or receive any royalty in respect of any intellectual property;

            (b) none of the Borrower's intellectual property has been or is the subject of any pending to the Borrower's knowledge threatened litigation or claim of infringement;

            (c) to the best of the Borrower's knowledge no license or royalty agreement to which the Borrower is a party is in breach or default by any party thereto or the subject of any notice of termination given or threatened;

            (d) to the best of the Borrower's knowledge, the products manufactured or sold by the Borrower and any process, method, part, design, material or other intellectual property it employs, and the marketing and use by the Borrower of any such product, service or other intellectual property, do not infringe any intellectual property or confidential or proprietary rights of another, and the Borrower has not received any notice contesting its right to use any intellectual property;

            (e) The Borrower owns or possesses adequate rights in perpetuity in and to all intellectual property necessary to conduct its business as presently conducted; and

            4.19 Permits. The Borrower has obtained all licenses, certificates, permits, franchises, rights, code approvals and private product approvals, whether federal, state, local or foreign, which are necessary or required for the lawful operation of the business of the Borrower as presently conducted, except to the extent that a failure to obtain such licenses, certificates, permits, franchises, rights, code approvals or private product approvals would not materially and adversely affect its business as a whole.

            4.20 Insurance. The list on Schedule 4.20 annexed hereto contains an accurate and complete listing of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Borrower (or its assets or business), and the Borrower has heretofore delivered to the Administrative Agent a true and complete copy of all such policies, including all occurrence-based policies applicable to the Borrower (or its business). All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of law and (ii) all contracts to which the Borrower is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Borrower.

            4.21 Employment and Labor Matters. The Borrower has and currently is conducting its business in full compliance with applicable laws relating to employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, and nondiscrimination in employment, except to the extent that a failure to so comply would not materially and adversely affect its business as a whole.

                         SECTION 5. CONDITIONS PRECEDENT

            5.1 Initial Advances. The initial Advance under the Revolving Credit Facility shall be subject to the following conditions precedent:

            (a) Proof of Action. The Administrative Agent shall have received such documents evidencing the each of the Borrower's power to execute and deliver this Agreement, the Notes and the Related Agreements as the Administrative Agent or its counsel shall reasonably request.

            (b) The Notes, Related Agreements and Documents. The Borrower shall have delivered to the Administrative Agent this Agreement, the Related Agreements and such other documents as the Administrative Agent may reasonably request.

            (c) Approval of Administrative Agent Counsel. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Administrative Agent.

            (d) Opinion of Counsel. The Administrative Agent shall have received from counsel for the Borrower a written opinion satisfactory, in form and substance, to the Administrative Agent and its counsel.

            (e) Subordinated Debt. Without limiting the generality of Section 5.1(b), the Administrative Agent shall have received subordination agreements in form and substance satisfactory to the Administrative Agent pursuant to which the Subordinated Debt, if any, set forth on Schedule 5.1(e) shall have been subordinated to the prior payment in full of the Notes and all other obligations now or hereafter owing to the Administrative Agent by the Borrower.

            5.2 Subsequent Advances. Every subsequent Advance under any the Revolving Credit Facility shall be subject to the following conditions precedent that:

            (a) No Event of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 9, with the lapse of time and/or the giving of notice as specified therein, would constitute an Event of Default.

            (b) No Material Adverse Change. There has been no material adverse change (as determined solely by the Administrative Agent) in the assets, liabilities, financial condition or business of the Borrower since the date of any financial statements delivered to the Administrative Agent before or after the date of this Agreement.

            (c) Representations and Warranties. That the representations and warranties contained in Sections 4.1 through 4.21 are true and correct in all material respects, and that the Borrower shall have so certified to the Administrative Agent. Any request for a borrowing shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 4.1 through 4.21 as of the date of such request.

                        SECTION 6. AFFIRMATIVE COVENANTS

            Unless the Administrative Agent consents in writing, the Borrower covenants and agrees that, until (i) the expiration or termination of any obligation on the part of the Administrative Agent to make an Advance, and (ii) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, it shall:

            6.1 Financial Statements; Notice of Default. Deliver to the Administrative Agent:

            (a) quarterly reports of the Borrower: within forty five (45) days after the close of each of the first three fiscal quarters of the Borrower in each fiscal year, the Borrower shall furnish the Administrative Agent with:

                        (i) a Certificate of Compliance in the form of Exhibit E certifying that, as of the end of the applicable period, the Borrower is in full compliance with all affirmative, negative and financial covenants (showing calculations) set forth in this Agreement and that no Event of default or Default exists thereunder and certified by an officer of the Borrower as accurate, true and complete; and

                        (ii) financial statements including a balance sheet as of the close of such period and statements of income and retained earnings and cash flows for the period then ended, prepared by the Borrower and certified by an officer of the Borrower as accurate, true and complete; such quarterly reports shall correspond to the information contained in the Borrower's financial statements as filed with the Securities and Exchange Commission on Form 10-Q;"

            (b) annual reports of the Borrower: within ninety (90) days after the close of each fiscal year of the Borrower, the Borrower shall furnish the Administrative Agent with financial statements including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, accompanied by a report thereon, audited in conformity with GAAP by a firm of independent certified public accountants reasonably acceptable to the Administrative Agent; such annual reports shall correspond to the information contained in the Borrower's financial statements as filed with the Securities and Exchange Commission on Form 10-K;

            (c) projections: no later than thirty (30) days before the end of each fiscal year, financial projections for the next fiscal year prepared by the Borrower in a form reasonably acceptable to the Administrative Agent, with the Administrative Agent agreeing to keep such projections confidential so as not to create a violation of Regulation FD promulgated under the Securities and Exchange Act of 1934;

            (d) additional information: promptly upon the Administrative Agent's written request, such information (not otherwise required to be delivered by this Section 6.1) about the financial condition, business and operations of the Borrower and/or any Affiliate as the Administrative Agent may, from time to time, reasonably request. Upon becoming aware of any Event of Default or of any Default, the Borrower will promptly deliver written notice thereof to the Administrative Agent.

            All financial statements delivered to the Administrative Agent shall be (if applicable) consolidated, consolidating and/or individual statements, as the Administrative Agent shall require.

            6.2 Insurance. (a) Keep its properties insured against fire and other hazards (so called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Administrative Agent to the same extent and covering such risks as is customary in the same or a similar business, but in no event in an amount less than the full insurable value thereof, which policies shall name the Administrative Agent as loss payee and/or mortgagee, as its interest may appear,
(b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Administrative Agent. The Borrower further agrees to deliver copies of certificates of insurance for all of the aforesaid insurance policies to the Administrative Agent, and, upon request, to provide the Administrative Agent with copies of the insurance policies. In the event of any loss or damage exceeding deductible amounts to any of the Borrower's assets, including any collateral securing the Notes, the Borrower shall give immediate written notice to the Administrative Agent and to its insurers of such loss or damage and shall promptly file proofs of loss with said insurers.

            6.3 Compliance with Laws; Payment of Taxes and Other Liens. Comply with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to the Borrower, its business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment. The Borrower shall pay, or cause to be paid, all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it or its property which, if unpaid, might become a lien or charge against it or its property, except liabilities being contested in good faith with the prior written consent of the Administrative Agent and against which, if requested by the Administrative Agent, it shall maintain reserves in amount and in form (book, cash, bond or otherwise) satisfactory to the Administrative Agent.

            6.4 Chief Executive Offices and Places of Business. Maintain its chief executive offices, principal places of business and locations of assets at the locations set forth in this Agreement. It shall promptly give the Administrative Agent written notice of any change in any of such addresses. All business records, including those pertaining to all accounts and contract rights, shall be kept at the said chief executive offices and principal place of business, unless prior written notice of such change of location is furnished to the Administrative Agent.

            6.5 Inspection. Allow the Administrative Agent by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining assets and the records relating thereto, to enter its offices, residence, and plants to examine or inspect any of the properties, books and records or extracts therefrom and to make copies thereof and to discuss the affairs, finances and accounts thereof with it and its accountants, all at such reasonable times and as often as the Administrative Agent may reasonably request, but not more frequently than one time per fiscal year so long as there has not theretofore occurred and Event of Default. Upon the occurrence and any continuance of an Event of Default, the Administrative Agent may conduct any such examinations or inspections as it may deem necessary or appropriate in its sole discretion. Notwithstanding the foregoing and without limiting same, the Administrative Agent shall be permitted to conduct an annual field exam, and the Borrower shall reimburse the Administrative Agent for the costs associated with such filed exam.

            6.6 Litigation. Promptly advise the Administrative Agent of the commencement of or threat of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have an adverse effect upon its assets, liabilities, financial condition or business, or where the amount involved is $250,000.00 or more.

            6.7 Notices of Environmental and Labor Actions and Claims. Immediately notify the Administrative Agent in writing of (a) any material enforcement, clean-up, removal or other action instituted or threatened by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all material claims made or threatened by any third party against the Borrower or any real property owned or operated by it relating either to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any material enforcement or compliance action, instituted or threatened or claim made or threatened by any federal or state authority relating to the employment of labor or employee benefits.

            6.8 Maintenance of Existence. Continue to conduct its business as presently conducted, maintain its existence and maintain its properties in good repair, working order and operating condition. The Borrower shall immediately notify the Administrative Agent of any event causing material loss or unusual depreciation in the value of its business assets and the amount of same.

            6.9 Performance. Comply with all terms and conditions of this Agreement, the Related Agreements and the Notes.

            6.10 Deposits. Maintain the Administrative Agent as its principal bank of deposit and account.

            6.11 Prepayment from Proceeds of Certain Equity Issuances. In the event that the Borrower issues any equity security for cash from any source, the Borrower shall promptly remit at least twenty five (25%) percent of all cash proceeds therefrom as and when received directly to the Administrative Agent, with such payment(s) being applied to reduce the Borrower's loan obligations to the Administrative Agent in a manner prescribed by the Administrative Agent in its sole discretion. It is the intention of the Administrative Agent and the Borrower that the indebtedness owed to the Administrative Agent be reduced by twenty five (25%) percent of the cash raised by the Borrower in any transaction where the Borrower issues one or more notes, equity securities, warrants or any other instrument in consideration for cash provided, that no such payment obligation shall arise in connection with any securities issued under any incentive stock option plan or other equity compensation arrangement for employees or directors of the Borrower.

            6.12 Landlords' Agreements; Mortgagee Agreements and Bailee Letters. The Borrower shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where collateral is located, which agreement or letter shall contain a waiver or subordination of all liens or claims that the landlord, mortgagee or bailee may assert against the inventory or collateral at that location, and shall otherwise be satisfactory in form and substance to Administrative Agent. The Borrower shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any collateral is or may be located. If the Borrower obtains an ownership interest in any real property following the Closing Date, Borrower shall execute and deliver all documents and instruments necessary to grant Administrative Agent a fully perfected first priority security interest in such real property.

            6.13 Affiliate Guarantys. The Borrower shall cause its Subsidiaries to execute and deliver instruments of guaranty in favor of the Administrative Agent whereby each such Subsidiary shall unconditionally guaranty the payment and performance of all obligations of the Borrower with respect to the Revolving Credit Facility and hereunder.

                          SECTION 7. NEGATIVE COVENANTS

            Unless the Administrative Agent consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Administrative Agent to make an Advance and (b) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement, it shall not:

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            7.1  Encumbrances and Agreements Not to Pledge.

            (a) Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of the collateral, whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (i) Permitted Liens as set forth on
Schedule 4.11 hereto and liens in favor of the Administrative Agent, as contemplated pursuant to this Agreement; (ii) pledges or deposits in connection with or to secure worker's compensation and unemployment insurance; (iii) judgment or prejudgment liens not exceeding $100,000 in the aggregate or with respect to which there has issued a stay of execution pending appeal or otherwise: (iv) tax liens which are being contested in good faith; and (v) liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Administrative Agent or specifically permitted, in writing, by the Administrative Agent.

            (b) Enter into or permit to exist any agreement, arrangement or understanding, either oral or in writing, with any person or entity other than the Administrative Agent, which restricts or prohibits the Borrower from incurring or permitting to exist any lien, mortgage, security interest, pledge, charge or other encumbrance on all or any portion of the Borrower's property or assets.

            7.2 Limitation on Indebtedness. Create or incur any indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptances or issue or sell any of its obligations, excluding, however, from the operation of this covenant: (a) the Notes and all other Indebtedness to the Administrative Agent; (b) other permitted Indebtedness; and (c) Indebtedness incurred in the ordinary course of business.

            7.3 Disposition of Assets. Sell, lease, pledge, transfer or otherwise dispose of all or any of the Collateral (other than the disposition of inventory in the ordinary course of business as presently conducted or replacement of obsolete equipment), whether now owned or hereafter acquired, except for Permitted Liens and liens or encumbrances required or permitted hereby or by any Related Agreement.

            7.4 Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any person, entity or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

            7.5 Consolidation, Merger, or Conversion. Without the Administrative Agent's prior written consent, merge, consolidate or convert with or into any other corporation or entity; and, for the purposes of this Section 7.5, the acquisition of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation or entity shall be deemed to be a consolidation with such corporation or entity. Notwithstanding the foregoing, the Borrower may, without the Administrative Agent's prior written consent, acquire the assets or stock of another entity so long as: (1) in the case of a purchase of a going concern, the target is in the same or similar line of business as the Borrower, and (2) in all cases, the Borrower is in compliance with all covenants hereunder both before and after the proposed acquisition and the Borrower can demonstrate pro forma compliance by submitting a pro forma Compliance Certificate demonstrating that the Borrower will be in compliance with all covenants after any such acquisition is consummated; provided, however, that any acquisition with a total consideration (in cash or in kind) paid of more than $5,000,000.00 and any acquisitions after the Borrower has completed prior acquisitions in an amount greater than $25,000,000.00 in the aggregate shall require the Administrative Agent's prior written consent.

            7.6 Loans, Advances, Investments. Without the Administrative Agent's prior written consent or except as expressly permitted herein, purchase or otherwise acquire any shares, ownership interest or obligations of, or make loans or advances to, or investments in, any individual, entity or corporation,

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

except for investments in direct obligations of the United States of America or certificates of deposit (or similar investments) issued by the Administrative Agent.

            7.7 Acquisition of Shares of Borrower. Without the Administrative Agent's prior written consent, purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the shares or other ownership interest of the Borrower, whether now or hereafter outstanding.

            7.8 Dividends. Declare, pay, authorize or make any Dividend, except that the Borrower may pay Dividends so long as the Borrower is thereafter in compliance with all covenants (financial and otherwise) upon the payment of any such Dividends. This agreement shall not be construed as prohibiting or restricting the payment of the Dividend on the Borrower's Series Q Preferred Stock in accordance with the terms thereof; provided, that the Borrower shall promptly notify the Administrative Agent if the payment of any such Dividend causes the Borrower not to be in compliance with any financial covenant set forth in Section 8 below.

            7.9 Transactions with Subsidiaries and Affiliates. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business and upon fair and reasonable terms no less favorable than would be obtained in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate.

            7.10 Change of Name or Location. Without the Administrative Agent's prior written consent, change its name or conduct its business under any trade name or style other than as hereinabove set forth or change its chief executive office, place of business or the present location of its assets or records relating thereto from those address hereinabove set forth.

            7.11 Subsidiaries, Affiliates. Without the Administrative Agent's prior written consent, acquire, form or dispose of any Subsidiary or Affiliate or acquire all or substantially all or any material portion of the shares or other ownership interest or assets of any other person, entity or corporation.

            7.12 Structure, Tax Classification. Without the Administrative Agent's prior written consent, make or consent to a change in its capital structure or convert into any other type of entity, or change an election to be taxed under Subchapter C or Subchapter S, as applicable, of the Internal Revenue Code.

            7.13 Conduct of Business Accounting Methods. Without the Administrative Agent's prior written consent, make or consent to a material change in the manner in which the business of the Borrower is conducted or in its method of accounting except as required to comply with the federal securities laws and the rules of the Securities and Exchange Commission."

                         SECTION 8. FINANCIAL COVENANTS

            Unless the Administrative Agent consents in writing, the Borrower covenants and agrees that, until (a) the expiration or termination of any obligation on the part of the Administrative Agent to make an Advance and (b) payment in full of all of the Notes and the complete performance of all obligations hereunder and under any Related Agreement

            8.1 Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 8 shall be measured against the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.1 of this Agreement. All financial covenants shall be measured by the Borrower on a consolidated basis and tested quarterly as of the final day of each fiscal quarter commencing with the period ending as of December 31, 2003.

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

            8.2 Fixed Charge Coverage Ratio. The Borrower shall not permit its Fixed Charge Coverage Ratio to be less than the ratio of 1.50 to 1.00, such Fixed Charge Coverage Ratio being measured as of each fiscal quarter end for the four (4) fiscal quarters most recently ended as of the measurement date.

            8.3 Leverage Ratio. The Borrower shall not permit its Leverage Ratio to exceed the ratio of 2.5:1.0 as measured quarterly as of the final day of each fiscal quarter.

            8.4 Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth, measured quarterly on the final day of each fiscal quarter, to be less than the amount prescribed for such measurement date. As of December 31, 2003, the Borrower's Tangible Net Worth shall be not less than $59,000,000.00 as of such measurement date. The prescribed minimum Tangible Net Worth amount shall remain at $59,000,000.00 for each quarterly measurement date thereafter until December 31, 2004, whereupon the minimum Tangible Net Worth amount shall be adjusted to reflect an increase equal to fifty (50%) percent of the Borrower's Net Income realized during 2004, which amount shall be added to the prior year's minimum prescribed Tangible Net Worth amount, with there being no reduction or adjustment in the case of a loss, and the sum being the prescribed minimum Tangible Net Worth amount for December 31, 2004 and for the following three fiscal quarter ending dates until December 31, 2005, whereupon the same process shall be applied to compute the minimum Tangible Net Worth amount on a cumulative basis. This cumulative escalation of the prescribed minimum Tangible Net Worth Amount shall continue during the term of this Agreement.

                     SECTION 9. EVENTS OF DEFAULT; REMEDIES

            9.1 Events of Default. If any one or more of the following events ("Events of Default", or, if giving of notice or the lapse of time or both is required, then, prior to such notice and lapse of time, "Defaults") shall occur:

            (a) Failure to make due payment of the principal of the Notes, or in the payment of interest on the Notes or in the payment of any other liability owing by the Borrower to the Administrative Agent, now existing or hereinafter incurred, within ten (10) days after such payment is due, or any Related Agreement ceases to be in full force and effect or any party to any Related Agreement notifies the Administrative Agent that such party has no continuing obligation to pay or perform in accordance with the terms of the applicable Related Agreement; or

            (b) Failure by the Borrower to observe or perform any covenant contained in Sections 6 or 7 hereof within ten (10) days after notice from the Administrative Agent and an opportunity to cure any such covenant violation that is susceptible to being cured, or failure by the Borrower or any Affiliate or any other party executing a Related Agreement to perform any act, duty, obligation or other agreement contained in this Agreement, the Notes or any Related Agreement and not otherwise constituting an Event of Default hereunder, within ten (10) days after notice from the Administrative Agent and an opportunity to cure any such covenant violation that is susceptible to being cured; or

            (c) Failure by the Borrower to observe or perform any covenant contained in Section 8 hereof; or

            (d) Any representation or warranty made by the Borrower herein or in any Related Agreement, or any written statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves to have been incorrect in any material respect when made or furnished; or

            (e) A judgment or judgments for the payment of money in excess of $250,000.00 shall be rendered against the Borrower or any Affiliate, and any such judgment shall remain unsatisfied and in effect for any period of thirty
(30) consecutive days without a stay of execution; or

            (f) Any levy, seizure, attachment, garnishment, execution or similar process shall be issued or levied on any of the Borrower's or Affiliate's property, which secures a claim in excess of $250,000.00 and is not discharged within 30 days; or

            (g) The Borrower or any Affiliate shall (i) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature; (iii) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (iv) take any action for the purpose of effecting any of the foregoing; or

            (h) An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower or any Affiliate, without the application, approval or consent of the Borrower or such Affiliate by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or such Affiliate or appointing a receiver, trustee, conservator or liquidator of the Borrower or such Affiliate or of all or a substantial part of its assets and the Borrower or such Affiliate, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days; or

            (i) The Borrower or any Affiliate shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge, consolidate or convert, or be merged, consolidated or converted with or into any other corporation or entity other than a Subsidiary with the Borrower remaining as the survivor entity; or

            (j) The suspension of business for cause, other than strike, casualty or other cause beyond the Borrower's control and in the event of such suspension for cause beyond the Borrower's control, failure to resume operations as soon as possible; or

            (k) Participation in any illegal activity or in any activity, whether or not related to the business of the Borrower, that may subject the assets of the Borrower to (i) a restraining order or any form of injunction issued by any federal or state court, or (ii) seizure, forfeiture or confiscation by any federal or state governmental instrumentality; or

            (l) Failure by the Borrower or any Affiliate to pay any other material Indebtedness or obligation, whether contingent or otherwise, which failure continues beyond any applicable grace or cure periods, or if any such other Indebtedness or obligation shall be accelerated, or if there exists any event of default as defined under any instrument, document or agreement governing, evidencing or securing such other Indebtedness or obligation; or

            (m) Loss, theft, substantial damage, destruction, sale or encumbrance of any material portion of the Collateral not otherwise covered by insurance or the making of any levy, seizure or attachment thereof or thereon, or the placing of any lien or liens thereon or generally on the property of Borrower by the United States of America or any federal, state or local governmental agency or authority;

then, and in any such event, the Administrative Agent may cease making Loans hereunder and, by notice in writing to the Borrower, accelerate the Notes, declare the then outstanding principal balance and all interest

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

accrued on the Notes and the other Related Agreements and all applicable late charges and surcharges and all other liabilities and obligations of the Borrower to the Administrative Agent and Lenders to be, and they shall thereupon forthwith become, immediately due and payable, without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower; provided, that upon the occurrence of any Event of Default described in Section 9.1(g) or Section 9.1(h) above, all such amounts shall become immediately due and payable automatically and without the requirement of notice from the Administrative Agent, and also without presentment or demand for payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower. Administrative Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights and remedies which Administrative Agent or any Lender may have under any other agreement, including the other loan documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

            9.2 Termination of Commitments. If any one or more of the Events of Default specified in Sections 9.1(g) or 9.1(h) shall occur, any unused portion of the Revolving Credit Facility shall forthwith terminate and the Administrative Agent and Lenders shall be relieved of all further obligations to make any Advances to the Borrower, and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew letters of credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may by notice to the Borrower, terminate the unused portion of the Loans, and upon such notice being given such unused portion of the Loans shall terminate immediately and the Administrative Agent shall be relieved of all further obligations to make any Advances, and the Administrative Agent also shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the Revolving Credit Facility shall relieve the Guarantor or the Borrower of their obligations hereunder and/or under any of the Notes or other Related Agreements. Except as otherwise expressly provided for in the loan documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower or any guarantor, or the rights of Administrative Agent and Lenders, relating to any unpaid portion of the Loans or any other obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other loan document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and any guarantor, and all rights of Administrative Agent and each Lender, all as contained in the loan documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Commitment Termination Date; provided however, that in all events the provisions of Section 11, the payment obligations hereunder, and the indemnities contained in any of the loan documents shall survive the Commitment Termination Date.

            10. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

            10.1 Assignment and Participations.

            (a) Any Lender may sell participations in, or assign at any time or times, the loan documents, Loans, and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Any assignment by a Lender shall (i) require the consent of Administrative Agent and Borrower (which shall not be unreasonably withheld or delayed and which consent shall not be required after an Event of Default) and the execution of an assignment agreement (an "Assignment Agreement") in form and substance satisfactory to, and acknowledged by, Administrative Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Administrative Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial

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

assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment to Administrative Agent of an assignment fee of $3,500.00. In the case of an assignment by a Lender under this Section, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Administrative Agent or any Lender assigns or otherwise transfers all or any part of a Note, Administrative Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Administrative Agent or such Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section, any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

            (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the collateral (other than in accordance with the terms of this Agreement, the collateral documents or the other Loan Documents). Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Neither Administrative Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

            (c) Except as expressly provided in this Section, no Lender shall, as between Borrower and that Lender, or Administrative Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other obligations owed to such Lender.

            (d) Borrower shall assist any Lender permitted to sell assignments or participations under this Section 10.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Administrative Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of the Borrower and its affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

            (e) A Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

            (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements, increased costs, or an inability to fund LIBOR Loans.

            10.2 Appointment of Administrative Agent. Citizens Bank of Massachusetts is hereby appointed to act on behalf of all Lenders as Administrative Agent under this Agreement and the other loan documents. The provisions of this Section 10.2 are solely for the benefit of Administrative Agent and Lenders and neither the Borrower nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other loan documents, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower, any guarantor, or any other person. Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other loan documents. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Administrative Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

            If Administrative Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other loan document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Administrative Agent shall not incur liability to any person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other loan document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other loan document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to environmental liabilities, or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

            10.3 Administrative Agent's Reliance. Etc. Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other loan documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent;
(b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other loan documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other loan documents on the part of Borrower or to inspect the collateral (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other loan documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other loan documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by e-mail, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            10.4 Citizens Bank of Massachusetts and Affiliates.

With respect to its Commitments hereunder, Citizens Bank of Massachusetts shall have the same rights and powers under this Agreement and the other loan documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citizens Bank of Massachusetts in its individual capacity. Citizens Bank of Massachusetts and its Affiliates may lend money to, invest in, and generally engage in any kind of business with the Borrower, any of their Affiliates and any person who may do business with or own securities of the Borrower or any such Affiliate, all as if Citizens Bank of Massachusetts were not Administrative Agent and without any duty to account therefor to Lenders. Citizens Bank of Massachusetts and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between Citizens Bank of Massachusetts as a Lender holding disproportionate interests in the Loans and Citizens Bank of Massachusetts as Administrative Agent.

            10.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

            10.6 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other loan document, to the extent that Administrative Agent is not reimbursed for such expenses by the Borrower.

            10.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Administrative Agent's giving notice of resignation, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $1,000,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent's resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other loan documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent's resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Administrative Agent may be removed at the written direction of the holders (other than Administrative Agent) of two-thirds or more of the Commitments (excluding Administrative Agent's Commitment); provided that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Administrative Agent.

            10.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to Borrower, any guarantor or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any guarantor (regardless of whether such balances are then due to Borrower or guarantor) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any guarantor against and on account of any of the obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that
(a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

            10.9 Advances; Payments; Non-Funding Lenders; Information: Actions in Concert.

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

            (a) Advances: Payments. Each Revolving Lender shall make the amount of such Lender's Pro Rata Share of each Advance available to Administrative Agent in same day funds by wire transfer to Administrative Agent's account as set forth in Exhibit F not later than 4:00 p.m. (Boston, Massachusetts time) on the requested funding date, in the case of a Prime Rate Loan and not later than 10:00 a.m. (Boston, Massachusetts time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Administrative Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Administrative Agent shall make the requested Advance to the Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

            (b) Each Business Day (each, a "Settlement Date"), Administrative Agent will advise each Lender by e-mail, telephone or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that such Lender has made all payments required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other loan documents as of such Settlement Date, Administrative Agent will pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of that Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Exhibit F or the applicable Assignment Agreement) not later than 1:00 p.m. (Boston, Massachusetts time) on the next Business Day following each Settlement Date.

            (b) Availability of Lender's Pro Rata Share. Administrative Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Administrative Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent's demand, Administrative Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Administrative Agent. Nothing in this Section 10.9(b) or elsewhere in this Agreement or the other loan documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Administrative Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

            (c) Return of Payments.(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

            (ii) If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to the Borrower or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other loan document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to the Borrower or such other person, without set-off, counterclaim or deduction of any kind.

            (d) Non-Funding Lenders. The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Advance shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance to be made, or to purchase a participation to be purchased, by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any loan document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders" or "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any loan document.

            (e) Dissemination of Information. Administrative Agent will use reasonable efforts to provide Lenders with any notice of an Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, the Borrower, with notice of any Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Event of Default; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Administrative Agent in accordance with Section 6.1 and agree that Administrative Agent shall have no duty to provide the same to Lenders.

            (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Administrative Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Administrative Agent.

                            SECTION 11. MISCELLANEOUS

            11.1  Waivers.

            (a) The Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description with the sole exception of any notice of an Event of Default as is expressly required by
Section 9. With respect to this Agreement, the Related Agreements, the Notes and any Collateral now or hereafter securing the Notes, the Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of any Collateral now or hereafter securing the Notes, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable. The Administrative Agent shall have no duty as to the collection or protection of any Collateral now or hereafter securing the Notes or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. The Administrative Agent may exercise its rights with respect to any Collateral without resorting or regard to other Collateral now or hereafter securing the Notes or sources of reimbursement for liability. The Administrative Agent shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower or any Collateral now or hereafter securing any such liabilities unless such waiver be in writing and signed by the Administrative Agent. Any Default or Event of Default may be waived by the Administrative Agent in writing in its sole and absolute discretion. Any Default or Event of Default so waived by the Administrative Agent in writing shall be deemed to have been cured and to be not continuing; but no such waiver shall extend to or affect

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

any subsequent like Default or Event of Default or impair any rights arising therefrom. No delay or omission on the part of the Administrative Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Administrative Agent may revoke any permission or waiver previously granted to the Borrower, such revocation shall be effective whether given orally or in writing. All rights and remedies of the Administrative Agent with respect to this Agreement, the Related Agreements, the Notes or any Collateral now or hereafter securing the Notes, whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently. Administrative Agent's or any Lender's failure, at any time or times, to require strict performance by the Borrower of any provision of this Agreement and any of the other loan documents shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.12, none of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other loan documents and no Default or Event of Default by the Borrower shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Administrative Agent and the applicable Required Lenders, and directed to the Borrower specifying such suspension or waiver.

            (b) WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE ADMINISTrAtIve AGENt, THE LENDERS AND THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

            (c) The Borrower acknowledge that the transaction of which this Agreement is a part is a commercial transaction.

            11.2 Notices. All notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, directed to the applicable party at the addresses indicated below or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

     If to the Administrative Agent:   Citizens Bank of Massachusetts
                                       28 State Street
                                       Boston, MA  02109
                                       Attn: Mr. Raymond C. Hoefling, Vice
                                             President

     With a copy to:                   Seyfarth Shaw LLP
                                       World Trade Center East
                                       Two Seaport Lane, 3rd Floor
                                       Boston, MA  02210-2028
                                       Attn:  Louis J. DiFronzo, Jr., Esquire

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

     If to the Borrower:               Able Laboratories, Inc.
                                       200 Highland Avenue, Suite 301
                                       Needham, Massachusetts 02494
                                       Attn: Mr. Jay Wadekar, President
                                       and
                                       Able Laboratories, Inc.
                                       6 Hollywood Court
                                       South Plainfield, New Jersey 07080
                                       Attn:  Mr. Jay Wadekar, President

     With a copy to:                   Foley Hoag LLP
                                       155 Seaport Boulevard
                                       Boston, Massachusetts  02210
                                       Attn:  Gerard O'Connor, Esq.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt or refusal of delivery, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy as otherwise provided in this Section 11.2), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in this Section 11.2 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any party caused as a result of substitution of counsel or such party's change of address, telecopy or facsimile and such party's failure to notify the parties hereto of such change shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

            11.3 Expenses; Additional Documents. (a) The Borrower will pay all taxes levied or assessed upon the principal sum of the Advances made against the Administrative Agent or any Lender and all reasonable costs and expenses arising out of the preparation, administration, amendment, waiver, modification, protection, collection and/or other enforcement of this Agreement, the Related Agreements, the Notes, or of any collateral or security interest now or hereafter granted to secure the Notes or security interest or lien granted under any Related Agreement and the Notes (including, without limitation, counsels' reasonable fees). The Borrower will permit the Administrative Agent or its agents to enter its property upon reasonable notice and at a time that is least intrusive to business operations and to appraise assets now or hereafter constituting collateral from time to time and shall reimburse the Administrative Agent upon demand for the reasonable costs thereof. The Borrower will, from time to time, at its expense, execute and deliver to the Administrative Agent all such other and further instruments and documents and take or cause to be taken all such other and future action as the Administrative Agent shall request in order to effect and confirm or vest more securely all rights contemplated by this Agreement or any Related Agreement.

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

            (b) The Borrower shall reimburse Administrative Agent for all out-of-pocket expenses incurred in connection with the preparation of the loan documents (including the reasonable fees and expenses of all of its loan counsel retained in connection with the loan documents and advice in connection therewith). The Borrower shall reimburse Administrative Agent (and, with respect to clauses (iii), (iv) and (v) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

            (i) the forwarding to Borrower or any other person on behalf of Borrower by Administrative Agent of the proceeds of the Loans;

            (ii) any amendment, modification or waiver of, or consent with respect to, any of the loan documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

            (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, the Borrower, or any other person) in any way relating to the Collateral, any of the loan documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrower, or any other person that may be obligated to Administrative Agent by virtue of the loan documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

            (iv) any attempt to enforce any remedies of Administrative Agent against any or all of the Borrower or any other person that may be obligated to Administrative Agent or any Lender by virtue of any of the loan documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

            (v) any work-out or restructuring of the Revolving Credit Facility during the pendency of one or more Events of Default;

            (vi) efforts to (x) monitor the Revolving Credit Facility, (y) evaluate, observe or assess the Borrower or any Affiliate, or their respective affairs, and (z) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral (provided that with respect to field audits or other access reviews conducted while there are no outstanding Events of Default, the Borrower shall only be obligated to reimburse Administrative Agent for expenses incurred with respect to one (1) such field audit per fiscal year); including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 11.3 shall be payable, on demand, by Borrower to Administrative Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, field auditors, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

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

            11.4 Pledge To The Federal Reserve. The Lenders may at any time pledge all or any portion of their rights under the loan documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Lenders or the Administrative Agent from their obligations under this Agreement or any of the loan documents.

            11.5 Replacement of Documents. Upon receipt of an affidavit of an officer of the Administrative Agent as to the loss, theft, destruction or mutilation of the Notes or any Related Agreement which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Notes or other Related Agreement, the Borrower will issue, in lieu thereof, a replacement Note or other agreement in the same principal amount thereof and otherwise of like tenor.


            11.6 Indemnification. The Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders and any employee, officer, or agent of them (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any guarantor or endorser of any of the Notes, or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of their relationship with the Borrower or endorser of the Notes (each of which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Administrative Agent's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Administrative Agent and Lenders and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith.

            11.7 Lien and Set Off. Upon the occurrence of an Event of Default, the Borrower hereby grants to the Administrative Agent and the Lenders, a lien, security interest and right of setoff as security for all liabilities and obligations hereunder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or and Lender or any entity under the control of Citizens Financial Group, Inc., or in transit to any of them. At any time after the occurrences of an Event of Default, without demand or notice, the Administrative Agent or Lender may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE NOTES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLE WAIVED.

            11.8 Payments. All payments made by the Borrower to the Administrative Agent and Lenders should be in lawful money of the United States in immediately available funds. The Administrative Agent is authorized (but not required) to charge principal and interest and all other amounts due hereunder, under any Related Agreement and under the Notes to any account of the Borrower when and as it becomes due.

            11.9 Governing Law. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts. The Borrower agrees that the execution of this Agreement and Related Agreements and the performance of the Borrower's obligations hereunder and thereunder shall be deemed to have a situs in The Commonwealth of Massachusetts, and the Borrower shall be subject to the personal jurisdiction of the courts of The Commonwealth of Massachusetts with respect to any action the

Administrative Agent or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of The Commonwealth of Massachusetts with respect to all matters concerning this Agreement, the Related Agreements, the Notes or the enforcement of any of the foregoing.

            11.10. Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

            11.11 Integration; Modifications. (a) This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. Wherever possible, each provision of this Agreement and the other loan documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by applicable law, such provision shall be ineffective to the extent of such prohibition, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Except as otherwise provided in this Agreement or any of the other loan documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other loan documents, the provision contained in this Agreement shall govern and control. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto. The loan documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as expressly set forth below. Any letter of interest, commitment letter, and/or fee letter between Borrower, the Administrative Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement. Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent, the Borrower, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

            (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which waives compliance with the conditions precedent set forth in Section 5 to the making of any Advance shall be effective unless the same shall be in writing and signed by Administrative Agent, Requisite Lenders, and the Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith Administrative Agent or Requisite Lenders, as the case may be, have exercised its or their right to suspend the making or incurrence of further Advances pursuant to Section 9) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances set forth in Section 5 unless the same shall be in writing and signed by Administrative Agent, Requisite Lenders, and the Borrower.

            (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, permit the Borrower to sell or otherwise dispose of any Collateral with a value exceeding $100,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the

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Commitments or of the aggregate unpaid principal amount of the Revolving Credit
Facility, which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.11 or the definitions of the terms "Requisite Lenders" insofar as such definitions affect the substance of this Section 11.11. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Administrative Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any loan document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.11 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

            (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

            (i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described this clause (i) and in clauses
            (ii) and (iii) below being referred to as a "Non-Consenting Lender"), or

            (ii) requiring the consent of Requisite Lenders is obtained, or

            (iii) requiring the consent of Requisite Lenders, but the consent of Requisite Lenders is not obtained,

then, so long as Administrative Agent is not a Non-Consenting Lender, at Borrower's request, Administrative Agent or a person acceptable to Administrative Agent shall have the right with Administrative Agent's consent and in Administrative Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Administrative Agent's request, sell and assign to Administrative Agent or such person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

            11.12 Assignments. The Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other loan documents without the prior express written consent of Administrative Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Administrative Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other loan documents.

            11.13 Increased Costs; Illegality. If, due to either (i) the enactment of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request form any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the date hereof, there shall be any increase in the cost to the Administrative Agent or Lenders of agreeing to make or making, funding or maintaining any Advance, then the Borrower shall from

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

time to time, upon ten (10) days' written demand pay to the Administrative Agent or Lenders, as the case may be, additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amounts of such increased cost, submitted to the Borrower from the Administrative Agent or the Lenders shall be conclusive and binding on Borrower for all purposes, absent error. The Administrative Agent and Lenders agree that, as promptly as practicable after they become aware of any circumstances referred to above which would result in any such increased cost, they shall, to the extent not inconsistent with their internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 11.13. The Administrative Agent and Lenders shall allocate such increased costs among their customers in good faith.

            11.14 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

            11.15 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

            11.16 Successors and Assigns. This Agreement and the other loan documents shall be binding on and shall inure to the benefit of Borrower, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of Borrower, a debtor-in-possession on behalf of Borrower), except as otherwise expressly provided herein or therein.

            11.17 Termination of This Agreement. This Agreement shall terminate upon the written agreement of the parties hereto to the termination of any obligation to the Administrative Agent or Lenders to make Advances under the Revolving Credit Facility and full and final payment of all amounts due hereunder, under the Related Agreements and under the Notes.

            11.18 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

            11.19 Hedging Obligations. From time to time hereafter, the Borrower may enter into other hedging agreements with the Administrative Agent or any Lender (or Affiliates thereof), and the obligations of the Borrower under all such Hedging Obligations shall be secured pari passu with the Revolving Credit Facility and other obligations hereunder. No Lender may enter into such a hedging agreement with the Borrower without the prior written consent of the Administrative Agent.



            [The remainder of this page is intentionally left blank,
                        with signature page to follow.]


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the day and year first above written.



                                          BORROWER:

Witness:                                  Able Laboratories, Inc.

/s/ Gerard P. O'Connor                    By: /s/ Dhananjay G. Wadaker
-------------------------------               ----------------------------------
                                          Print Name: Dhananjay G. Wadaker
                                                      --------------------------
                                          Title: President and CEO
                                                 -------------------------------


                                          BANK:

Witness:                                  Citizens Bank of Massachusetts


/s/ Liz Amaral                            By: /s/ Raymond C. Hoefling
--------------------------------              ----------------------------------
                                              Raymond C. Hoefling
                                              Vice President










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